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                                                                      EXHIBIT 12

                  CERTIFICATE OF HOLDER OF BENEFICIAL INTERESTS

          Merrill Lynch Premier Growth Fund, Inc., a holder of beneficial interests in the amount of $100,000, of Master Premier Growth Trust (the "Trust"), does hereby confirm to the Trust its representations that it purchased such shares for investment purposes, with no present intention of redeeming or reselling any portion thereof.

                                    Merrill Lynch Premier Growth Fund, Inc.

                                    By: /s/ TERRY K. GLENN
                                        -------------------------
                                        (President)


Dated:  December 21, 1999